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EXHIBIT 10.47

PG&E NATIONAL ENERGY GROUP
MANAGEMENT RETENTION/PERFORMANCE AWARD PROGRAM

1.    Purpose and Term

          This Management Retention/Performance Award Program (the "Program"), effective as of September 1, 2002, is intended to enable PG&E National Energy Group (the "Company") to retain and motivate quality employees of the Company who are critical to the Company's ability to meet the difficult challenges facing the energy sector. The Program will provide financial incentives to eligible employees of the Company to continue their employment with the Company through the Payment Dates (defined below). In addition, the Program will provide awards for specific performance for key employees of PG&E Gas Transmission-Northwest (GT-NW).

2.    Administration

          The Plan Administrator shall be the Senior Vice President of Human Resources for PG&E Corporation or his designee, who shall manage, operate and administer the Program for all participants. The Plan Administrator may, in his sole discretion, delegate responsibility to an individual or individuals to handle the day-to-day affairs of the Program. The Plan Administrator is empowered to effectuate the purposes and terms of the Program as set forth herein and is authorized to perform certain duties, including, but not limited to:

  (a)
  the establishment and implementation of rules for the management, operation and administration of the Program;

  (b)
  the determination of the eligibility of employees of the Company for benefits under the Program;

  (c)
  the correction of any defect or omission and the reconciliation of any inconsistency in the Program in such manner and to such extent as he shall deem appropriate, in his sole discretion; and

  (d)
  the interpretation of the Program in good faith to the fullest extent permitted by law, which interpretation shall be final and conclusive upon all persons.

3.    Eligible Employees

          The employees who are eligible to participate in the Program are set forth on Schedule A hereto. The employees who are eligible to participate in the Program shall be designated by the Plan Administrator (each employee eligible to participate in the Program is hereinafter referred to as a "Participant").

4.    Notice of Participation

          Each Participant shall be notified in writing of his or her eligibility to participate in the Program, subject to all of the conditions specified in the Program and such notice being satisfied. Such notice shall indicate the type and amount of award for which the Participant is eligible and any additional terms and conditions as the Nominating and Compensation Committee, in its sole and absolute discretion, may determine.

5.    Types and Amounts of Awards

          A Participant may be awarded either a retention award ("Retention Award") or a performance award ("Performance Award").

          The amount of the Retention Awards shall vary from 25% to 100% of a Participant's base salary as of the Program effective date, as set forth on Schedule A hereto.

          The amount of the Performance Awards shall vary from $10,000 to $20,000, as set forth on Schedule A hereto.

6.    Vesting and Payment of Awards

          Subject to satisfying the terms of the Program, a Participant's Retention Award shall vest, and be payable, in two installments.

          The first installment of one-third of the Retention Award shall be payable as soon as practicable after January 15, 2003. The second installment of the remaining two-thirds is payable on the earlier of on the first business day in October 2003 or should your employment with the Company cease through no fault of your own, as soon as reasonably practicable following any such event.

          Subject to satisfying the terms of the Program, a Participant's Performance Award shall be payable as soon as practicable after the successful accomplishment of a specific performance objective.

7.    Termination of Participation

          A Participant's participation in the Program shall automatically terminate, without notice to or consent of such Participant, upon the first to occur of any one of the following events with respect to such Participant: (a) voluntary termination, or (b) termination of employment and ineligible for rehire.

8.    Binding Authority

          The decisions of the Plan Administrator or his duly authorized delegate(s) shall be final and conclusive for all purposes of the Program, and shall not be subject to any appeal or review.

9.    No Property Interest

          The Program is unfunded and all liabilities hereunder shall be unsecured obligations of the Company.

10.  Other Rights

          The Program shall not affect or impair the rights or obligations of the Company or its subsidiaries or a Participant under any other written contract, arrangement, or pension, profit sharing or other compensation program, and all amounts payable under the Program shall be characterized as special bonuses and not as additional salary for purposes of such other contracts, arrangements or programs.

11.  Amendment or Termination

          The Company may amend, alter, suspend or terminate the Program at any time, retroactively or otherwise; provided, however, unless otherwise required by law or specifically provided herein, no such amendment, alteration, suspension or termination shall be made that would materially impair the previously vested rights of any Participant without his or her written consent.

12.  Severability

          If any term or condition of the Program shall be invalid, illegal or unenforceable, the remainder of the Program, with the exception of such invalid, illegal or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

13.  No Employment Rights

          Neither the establishment nor the terms of the Program shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. Subject to any applicable employment agreement, the Company reserves the right to dismiss any Participant, or otherwise deal with any Participant to the same extent as though the Program had not been adopted.

14.  Transferability of Rights

          The Company shall have the unrestricted right to transfer its obligations under the Program with respect to one or more Participants to any person, including any purchaser of all or any part of the Company's business. No Participant or spouse of a Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant may have at any time to receive payments of benefits hereunder, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant shall (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant to any portion of the Retention Award or Performance Award not previously paid.

15.  Withholding

          The payment of the Retention Award or Performance Award shall be subject to all applicable withholding taxes and deductions.

16.  Governing Law

          The Program shall be construed, administered, and enforced according to the laws of the State of California, without regard to conflict of law principles.

          Adopted pursuant to the delegation contained in the Minutes of the Nominating and Compensation Committee of PG&E Corporation dated August 26, 2002.

By:
Robert D. Glynn, Jr. Chairman of the Board, Chief Executive Officer, and President PG&E Corporation

SCHEDULE A
PARTICIPANTS AND RETENTION AWARDS

Participant Grouping	Total Number of Participants	Retention Award (percent of base salary)

Officers	20	75-100%

Directors	50	50-75%

Managers/Senior-level Individual Contributors	20	25%

GT-NW Directors/Managers/Individual Contributors	10	$10,000 - $20,000

Total Participants:	100
Minimum Total Awards:	$6 million
Maximum Total Awards:	$10 million
Average Award (Minimum):	$66,000
Average Award (Maximum):	$110,000

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  EXHIBIT 10.47